Exhibit 99.1

For Immediate Release

Friday, July 22nd, 2005

Contact: Robb Leer 612-701-0608 or Larry E. Williams -
Ballistic Recovery Systems, Inc. (BRS) 651-457-7491   Leercommunication@scc.net or Info@BRSparachutes.com

BALLISTIC RECOVERY SYSTEMS (BRS) NAMES DONALD HEDQUIST CHIEF FINANCIAL OFFICER

South St. Paul, MN – July 22nd, 2005 – Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB-BRSparachutes.com) a whole-airplane parachute company, today announced that Donald Hedquist has been promoted to Chief Financial Officer

( CFO ). Mr. Hedquist has served in the capacity of BRS Company Controller since May of 2005.

 “Donald is a key contributor to BRS success and a terrific addition to our executive team, “said Larry E. Williams, CEO of BRS “I’m very proud of the work that he has achieved, especially in enhancing shareholder value and becoming more customer-focused,” Williams added “We have a great team in place, and my main goal is to make sure we carry on the good work and maintain our strong forward momentum.”

Prior to BRS, from June 2000 to April of 2005, Hedquist served as Corporate Controller for Uponor North America Inc., a plumbing and heating manufacturing company located in Apple Valley, Minnesota. From September 1988 to June, 2000, Hedquist served as Audit Manager for Lund, Koehler, Cox & Arkema previously from Minnetonka, Minnesota.

Mr. Hedquist received a bachelor’s degree in accounting from the University of North Dakota in1988. He lives in Farmington, Minnesota with his wife Abby and their three children.

BRS is a South St. Paul, Minn., based company that designs, manufactures and distributes whole-plane emergency parachute systems for use on general aviation and recreational aircraft. Since the early 1980’s, BRS has delivered nearly 20,000 parachute systems to aircraft owners around the world including over 1500 systems on certified aircraft like the Cirrus Design aircraft manufactured in Duluth, Minnesota. 2005 commemorates the company’s 25th anniversary in the business of saving lives. To date BRS onboard emergency systems has been credited with saving 179 lives.

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For more information on BRS contact: Larry E. Williams; BRS, Inc: Fleming Field, 300 Airport Road; South St. Paul , MN 55075;USA(LarryWilliams@BRSparachutes.com) TEL 651.457.7491 ; FAX 651.457.8651 or Robb Leer media liaison at 952-842-8133 (Leercommunication@scc.net )

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